Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lafarge 2007 Performance Share Plan of our report dated February 6, 2006 (except for note 23 to the Lafarge North America Inc. financial statements as to which the date is February 21, 2006), with respect to the consolidated financial statements and schedule of Lafarge North America Inc. included (financial statements not presented separately) in the Lafarge SA Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
June 13, 2007